EXHIBIT 10.1

STATE OF NORTH CAROLINA

COUNTY OF BUNCOMBE

                                                            EMPLOYMENT AGREEMENT

     THIS AGREEMENT entered into as of August 1, 1997, by and between THE BANK OF ASHEVILLE (PROPOSED) (hereinafter referred to as the "Bank") and HOWARD B. MONTGOMERY, JR. (hereinafter referred to as "Montgomery").

                                   WITNESSETH:

     WHEREAS, the Bank desires to retain Montgomery's services as an officer of the Bank for the period specified herein, and Montgomery is willing to serve as an officer of the Bank for such period; and, the parties desire to enter into this Agreement to set forth the terms and conditions of Montgomery's employment with the Bank;

     NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Montgomery hereby agree as follows:

     1. Employment. The Bank hereby agrees to employ Montgomery, and Montgomery hereby agrees to serve as an officer of the Bank, all upon the terms and conditions stated herein. As an officer of the Bank, Montgomery will (i) serve as President and Chief Executive Officer of the Bank, and (ii) have such other duties and responsibilities, and render to the Bank such other management services, as are customary for persons in Montgomery's position with the Bank or as shall otherwise be reasonably assigned to him from time to time by the Bank.
     Montgomery shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank.
     Montgomery hereby agrees to devote to the employment granted hereunder such number of hours as such efforts and endeavors as the Bank shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Montgomery shall not

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

engage in any other occupation which requires any significant amount of Montgomery's personal attention during the Bank's regular business hours or which otherwise interferes with Montgomery's attention to or performance of his duties and responsibilities as an officer of the Bank hereunder except with the prior written consent of the Bank. However, nothing herein contained shall restrict or prevent Montgomery from personally, and for Montgomery's own account, trading in stocks, bonds, securities, real estate or other forms of investment for Montgomery's own benefit so long as said activities do not interfere with Montgomery's attention to or performance of his duties and responsibilities as an officer of the Bank hereunder.

     2. Compensation. For all services rendered by Montgomery to the Bank under this Agreement, the Bank shall provide Montgomery a total compensation package in the amount of One Hundred Thirteen Thousand dollars and 00/100's ($113,000) per annum. The Board of Directors shall review this amount no less often than annually, 30 days after the Bank's fiscal year end. In the first year, Montgomery's compensation shall consist of a base salary at a rate of Ninety Thousand dollars and 00/100's ($90,000) per annum. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law. In the event of a Change in Control (as defined in Paragraph 9), Montgomery's base salary shall be increased not less than five percent (5%) annually during the term of this Agreement.
     In addition to the base salary, the Bank will provide Montgomery or pay for his benefit the following:
     (a) Medical insurance premiums to provide coverage for Montgomery and his dependents;
     (b)  Life insurance premiums;
     (c)  Use of an automobile owned or leased by the Bank;
     (d) A moving allowance to assist Montgomery in moving his residence from Raleigh, North Carolina to Asheville, North Carolina;
     (e)  A matching contribution to the Bank's 401(k) Plan; and
     (f)  A contribution on behalf of Montgomery to a Non-Qualified Plan.

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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

     The cost of these benefits to the Bank shall be no more than Twenty Three Thousand dollars and 00/100's ($23,000). The Bank and Montgomery reserve the right to mix and match the benefits as mutually agreed as long as the total cost of salary and benefits combined do not exceed One Hundred Thirteen Thousand dollars and 00/100's ($113,000).

     3. Participation in Retirement and Employee Benefit Plan; Establishment of Bonus Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Montgomery shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank and available to all employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of the Bank, resolutions of the Bank's Board of Directors establishing such program and plans, and the Bank's normal practices and established policies regarding such programs and plans.
     The Bank shall develop and implement during the first year of the term of this Agreement an incentive cash bonus plan whereby Montgomery will be entitled to receive an annual cash bonus upon his attainment of prescribed goals set forth in such plan.
     In addition to the other compensation and benefits described in this Agreement, the Bank shall promptly reimburse Montgomery for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of the Bank or appropriate officers of the Bank pursuant to established procedures. The Bank shall make the payment of civic club and country club dues selected by Montgomery provided that Montgomery shall be responsible for all personal expenses for use of such clubs.

     4. Vacation. Montgomery shall be entitled to paid vacation leave of four weeks each year.

     5. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Montgomery or the Bank to terminate Montgomery's employment at any time as provided herein, the initial term of this Agreement and Montgomery's employment with the Bank hereunder shall commence upon August 15, 1997 and shall continue for a period of three (3) years. On the second anniversary of the date of this Agreement, and if Montgomery has successfully met objectives as set forth in the Business Plan, the term of this Agreement shall be extended for an

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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

additional one year period beyond the then effective expiration date unless written notice from the Bank to Montgomery or from Montgomery to the Bank is received 90 days prior to the anniversary date notifying the other party that this Agreement shall not be so extended. It is contemplated that the Board of Directors will review Montgomery's performance annually and make a determination whether to renew this Agreement prior to the 90 day notice period.
     Community First Organizers, LLC shall serve as substitute for the Bank as a party to this agreement until such time as the Bank is fully subscribed and meets all requirements to become chartered in the State of North Carolina.
     In the event the Bank is not fully subscribed, or the Bank does not meet all requirements to become chartered in the State of North Carolina, or the Bank fails to open for business for any reason known or unknown, this contract shall terminate.

     6. Confidentiality. Montgomery hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank's customers and the Bank's dealings with them, and other information concerning the Bank's business, all of which constitute valuable assets and privileged information which is particularly sensitive due to the fiduciary responsibilities inherent in the banking business, and, (ii) in order to protect the Bank's interest in and to assure it to the benefit of its business, it is reasonable and necessary to place certain restrictions on Montgomery to prevent him from competing with the Bank and to prevent him from disclosing information about the Bank's business and customers. For that purpose, and in consideration of this Employment Agreement, Montgomery convenants and agrees with the Bank as follows:
     For the purpose of this Paragraph 6, the following terms shall have these meanings;
     Customer. The term "Customer" means any Person with whom, as of the effective date of termination of this Agreement or Montgomery's employment with the Bank for any reason, the Bank has or has had a depository, loan or any other bank relationship.
     Financial Institution. The term "Financial Institution" means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company or corporation which owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr

     Person. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.
     (a) Confidentiality Covenant. Montgomery covenants and agrees with the Bank that any and all data, figures, projections, estimates, lists, files, records, documents, manuals and all other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and conditions, lending and deposit operations, customers (including lists of the Bank's customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as "Confidential Information") are proprietary to the Bank and are valuable, special and unique assets of the Bank and its business to which Montgomery will have access during his employment with the Bank. Montgomery agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) at all times during the term of his employment with the Bank and following the termination of this Agreement or his employment for any reason, and Montgomery will not: (a) divulge any such Confidential Information to any other Person or Financial Institution; (b) remove any such Confidential Information in written or other recorded form from the Bank's premises; or (c) make any use of any Confidential Information for his own purpose or for the benefit of any Person or Financial Institution other than the Bank.
     (b) Remedies for Breach. Montgomery understands and agrees that a breach or violation by him of any convenant contained in Paragraph 6(a) of this Agreement would constitute a material breach of this Agreement and would cause irreparable damage and injury to the Bank for which the Bank would not have an adequate remedy at law in that it would be difficult to ascertain the amount of monetary damages which would result from any such breach or violation. In the event of Montgomery's actual or threatened breach or violation of any covenant contained in Paragraph 6(a), Montgomery agrees the Bank shall be entitled to bring a civil action seeking a temporary restraining order and preliminary and permanent injunction restraining Montgomery from violating or continuing to violate any of these covenants or from threatening to violate any of them and seeking any other legal or equitable relief relating to the breach or violation of any of these covenants. Montgomery agrees if the Bank institutes any such civil action against Montgomery, Montgomery shall have waived any claim or defense that the Bank has an adequate remedy at law and shall not

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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

plead or contend in any such civil action any claim or defense that the Bank has adequate remedy at law. Moreover, the parties agree the exercise by the Bank of its right to seek in injunctive relief shall not preclude the Bank or its successors or assigns from pursing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights and remedies, available to the Bank.

     Further, Montgomery agrees the provisions of Paragraph 6(a) above and the remedies provided in this Paragraph 6(b) shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statues, or the rights of the Bank under any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

     (c) Survival of Covenants. Montgomery's covenants and agreements and the Bank's rights and remedies provided for in this Paragraph 6 shall survive any termination of this Agreement or termination of Montgomery's employment with the Bank regardless of the reason for such termination.


     7. Termination and Termination Pay.
     (a) Montgomery's employment under this Agreement shall be terminated by his death and his estate shall be entitled to receive any unpaid compensation due him computed through the last day of the calendar month in which his death occurs.

     (b) Montgomery shall have cause to terminate his employment by the Bank if he determines in good faith that the Bank has breached in any material respect any of the terms or conditions of this Agreement. Prior to any such termination by Montgomery upon his determination in good faith the Bank has breached in a material respect any of the terms or conditions of this Agreement, Montgomery shall give the Bank written notice which describes such breach and if the Bank within five days following its receipt of such notice cures or corrects the breach to the reasonable satisfaction of Montgomery, this Agreement shall remain in full force and effect.


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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

     (c) Montgomery may terminate his employment at any time without cause provided (i) Montgomery provides at least 90 days notice to the Bank of his intention to terminate his employment by the Bank and (ii) Montgomery agrees to be bound by a covenant not to compete by his employment with any Financial Institution in Buncombe County for a period of not less than 2 years.

     (d) The Bank may terminate Montgomery's employment at any time with cause or without cause as "Cause" is defined below.

     If Montgomery's employment is terminated for any reason other than for cause, the termination shall not prejudice Montgomery's right to compensation for other benefits under this Agreement for the remaining term of the Agreement.

     On the other hand, if Montgomery's employment is terminated for cause, Montgomery shall not thereafter have any rights under this Agreement (including the right to receive any compensation or other benefits for any period after the date of termination for cause).

     For the purpose of Paragraph 7(d), the Bank shall be entitled to terminate Montgomery's employment for cause upon any one or more of the following seven grounds:

     (i) A determination by the Bank's Board of Directors that there has been a material adverse divergence from the annual Business Plan.

     (ii) A determination by the Bank, in good faith, that Montgomery (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaged or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Banies business or reputation. Prior to any termination by the Bank of Montgomery's employment for such a breach, failure to perform, or conduct described in this subparagraph (ii) the Bank shall give Montgomery written notice which describes such breach, failure to perform, or conduct and if, during a period of five (5) days following such notice, Montgomery cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Montgomery on a previous occasion of the same or substantially similar breach, failure to perform or conduct, or of a breach, failure to perform, or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform, or conduct is not reasonably curable, then termination under this subparagraph
(ii) shall

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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

be effective immediately and Montgomery shall have no right to cure such breach, failure to perform, or conduct.

     (iii) The violation by Montgomery of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a "Regulatory Authority") including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Federal Reserve Board or any other banking regulator), which results from Montgomery's gross negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank's reputation;

     (iv) The commission in the course of Montgomery's employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

     (v) The conviction of Montgomery of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Montgomery from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company; if any.

     (vi) Montgomery becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank's affairs or if proceedings for that purpose are commenced by, any Regulatory Authority and

     (vii) The occurrence of any event believed by the Bank, in good faith, to have resulted in Montgomery being excluded from coverage, or having coverage limited as to Montgomery as compared to other covered officers or employees, under the Bank's then current "blanket bond" or other fidelity bond or insurance policy covering its directors, officers or employees.

     8. Disability. In the event Montgomery becomes disabled during the term of his employment and it is determined Montgomery is permanently unable to perform his duties under this Agreement, Montgomery's employment under this Agreement shall terminate. The Bank shall continue to compensate Montgomery at the level of compensation set forth in Paragraph "2" above, and provide Montgomery each of the benefits described in this Agreement, for the

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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

remaining term of this Agreement, so long as Montgomery remains disabled, less all other payments to which Montgomery is entitled under any insurance or disability plan of the Bank applicable to Montgomery and such disability payments as Montgomery may be entitled to receive from Social Security or any other source.

     In the event Montgomery becomes disabled during the term of his employment and it is determined that Montgomery is temporarily unable to perform his duties under this Agreement, the Bank will continue to compensate Montgomery at the level of compensation set forth in Paragraph "2" above for a period of ninety days.

     If at any time a disagreement arises between Montgomery and the Bank as to whether Montgomery is disabled or whether any disability of Montgomery is permanent or temporary, either or both of such questions shall be submitted to an impartial, reputable physician selected by agreement between Montgomery and the Bank. Should Montgomery and the Bank be unable to agree upon such a physician to resolve either or both of these questions, the Bank shall select a physician, Montgomery shall select a physician, and these two physicians shall select a third physician. This panel of three physicians shall resolve either or both of these questions and the determination by the panel shall be final and binding upon Montgomery and the Bank. The Bank shall pay the reasonable fees and expenses of the physician or physicians making this determination.

     9. Additional Regulatory Requirement. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action
(i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.


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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

     10. Change in Control.

     (a) In the event of a termination of Montgomery's employment in connection with, or within twenty-four (24) months after, a "Change in Control" (as defined in Subparagraph (d) below) of the Bank, for reasons other than for "cause" (as defined in Paragraph 7(d) hereof), Montgomery shall be entitled to receive the sum set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

     (b) Montgomery shall have the right to terminate this Agreement upon the occurrence of any of the following events (the "Termination Events") within the twenty-four (24) months following a Change in Control of the Bank:

          (i) Montgomery is assigned any duties or responsibilities which are inconsistent with his position, duties, responsibilities, or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect as such time;

          (ii) Montgomery's annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

          (iii) Montgomery's life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to Montgomery as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

          (iv) Montgomery is transferred to a location outside of Buncombe County, North Carolina, without Montgomery's express written consent.

     A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

     (c) In the event Montgomery terminates this Agreement or the Bank terminates this Agreement pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Montgomery an amount equal to two hundred ninety nine percent (299%) of Montgomery's "base amount" as defined in
Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").


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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

     (d) For the purpose of this Agreement, the term Change in Control shall mean any of the following events:

          (i) After the effective date of this Agreement, any "person" (as such term is defined in Section 70)(8)(A) of the Change in Bank Control Act of
     1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control, in any manner of the election of a majority of the directors of the Bank;

          (ii) The Bank consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, as the result of which the Bank is not the surviving corporation in such transaction; or

          (iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group; "provided, however, that should the Bank reorganize itself into the holding company form of organization, whereby the share holders of the Bank immediately prior to such reorganization are substantially the same share holders as the Bank's holding company, such reorganization shall not be considered a "change in control" for the purpose of this agreement."

     Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Montgomery and the Bank agree in writing that the same shall not be treated as a Change in Control for the purposes of this Agreement.

     (e) Amounts payable pursuant to this Paragraph 9 shall be paid, at the option of Montgomery, either in one lump sum or in equal monthly payments over the remaining term of this Agreement.

     (f) Following a Termination Event which gives rise to Montgomery's right hereunder, Montgomery shall have twelve (12) months from the date of the occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 9. Any such termination shall be


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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

deemed to have occurred only upon delivery to the Bank or any successor thereto, of written notice of termination which describes the Change in Control and Termination Event. If Montgomery does not so terminate this Agreement within such twelve months period, Montgomery shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such twelve month period has not expired.

     (g) It is the intent of the parties hereto that all payment made pursuant to this Agreement be deductible by the Bank for federal income tax purpose and not result in the imposition of an excise tax on Montgomery. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Montgomery which are deemed to be "parachute payments" as that term is defined in Section 280G(b)(2) of the Code, shall be modified or reduced to the extent deemed to be necessary by the Bank's Board of Directors to avoid the imposition of an excise tax on Montgomery under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280G(a) of the Code.

     11. Successors and Assigns.
     (a) This Agreement shall insure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

     (b) The Bank is contracting for the unique and personal skills of Montgomery. Therefore, Montgomery shall be precluded from assigning his rights or delegating his duties hereunder.

     12. Modification; Waiver; Amendments. No provision of the Agreement may be modified, waived or discharged unless such waiver, modification or discharge is contained in a written Agreement executed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or the failure of the other party to comply with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be effective unless in writing and signed by both parties.


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

EMPLOYMENT AGREEMENT
Howard B. Montgomery, Jr.

     13. Applicable Law. This Agreement shall be governed in all respects by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

     14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     15. Entire Agreement. This Agreement contains the entire agreement between the parties and its supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or and agreements between, any of the parties hereto other than those contained herein in writing.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

     THE BANK OF ASHEVILLE (PROPOSED)
     By: ____________________________
     Max O. Cogburn, Sr.
     Chairman



     Attest:

     _________________________________
     Secretary


     ___________________________(SEAL)
     Howard B. Montgomery, Jr.


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